Exhibit 99.1

Lighting Science CEO Says LED Bulb Maker Has Been Buyout Target

By Will Daley

Oct. 27 (Bloomberg) — Lighting Science Group Corp., a maker of LED bulbs, has attracted potential buyers seeking to take advantage of increasing sales in energy-efficient lighting, Chief Executive Officer Zach Gibler said.

“We are a target and we have been approached,” Gibler, 44, said today at an interview in Bloomberg headquarters in New York. Nothing “has evolved very far because we believe that there’s a substantial amount of upside potential for our company, and our shareholders are expecting a premium.”

The LED bulb industry will probably consolidate during the next three to five years as companies including Royal Philips Electronics NV vie for market share, Gibler said. Light-emitting diode and compact fluorescent lamps will win more consumer sales as U.S. law brings an end to production of the 100-watt incandescent bulb in 2012, manufacturers say.

General Electric Co. said this month its lighting unit may draw as much as 75 percent of sales from light-emitting diode products within the next decade, compared with less than 10 percent now.

While large manufacturers have indicated interest in acquiring Satellite Beach, Florida-based Lighting Science, some strategic customers have discussed investing in the company, Gibler said.

Six LED products from Lighting Science are sold at Home Depot Inc. Lighting Science, majority owned by private equity firm Pegasus Capital Advisors LP, plans to introduce in January a bulb that gives off about as much light as a 60-watt incandescent while using a fraction of the energy.

Lighting Science shares have more than doubled this year in over-the-counter trading.

—Editors: James Langford, Ed Dufner